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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement on Form S-3 (NO. 333-106258) and related Prospectus of Remington Oil and Gas Corporation for the registration of $200,000,000 of any of the following securities, either separately or in units: its common stock, debt, preferred stock and warrants, and to the incorporation by reference therein of our report dated March 24, 2003, with respect to the consolidated financial statements of Remington Oil and Gas Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

                                              /s/ ERNST & YOUNG LLP


Dallas, Texas
December 12, 2003